UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 14, 2015

CARRIZO OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 2300 Houston, Texas 77002		77002
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On April 14, 2015, Carrizo Oil & Gas, Inc. (the “Company”) issued a press release announcing that it has commenced a cash tender offer for up to $600.0 million aggregate principal amount of its outstanding 8.625% Senior Notes due 2018. The tender offer is subject to the terms and conditions set forth in the Offer to Purchase, dated April 14, 2015, and the related Letter of Transmittal and Notice of Guaranteed Delivery. The press release is filed as Exhibit 99.1 to this report and is incorporated by reference in its entirety to this Item 8.01.

Also on April 14, 2015, the Company sent a notice of redemption to the trustee for its 8.625% Senior Notes to conditionally call for redemption on May 14, 2015 all of the 8.625% Senior Notes then outstanding, conditioned upon and subject to the Company receiving net proceeds from one or more offerings of new senior unsecured notes (the “Notes Offering”) on terms and conditions satisfactory to the Company that, when added to the $231.6 million of net proceeds from the offering of 5,175,000 shares of common stock of the Company completed on March 20, 2015 (the “Common Stock Offering”), are in an aggregate amount sufficient to fund (1) the purchase of all 8.625% Senior Notes accepted by the Company pursuant to the tender offer and (2) the redemption of all 8.625% Senior Notes that remain outstanding after completion of the tender offer in accordance with the Company’s indenture and the notice of redemption. In the event that such conditions have not been satisfied as of May 14, 2015, the Company may extend the redemption date one or more times to a date not later than June 13, 2015. Such redemption will apply to the 8.625% Senior Notes that have not been repurchased by the Company pursuant to the tender offer. Assuming none of the outstanding 8.625% Senior Notes are repurchased by the Company pursuant to the tender offer, the aggregate redemption price for all 8.625% Senior Notes would be approximately $625.9 million plus accrued and unpaid interest. The Company instructed the trustee to provide notice of such redemption to the holders of the 8.625% Senior Notes on April 14, 2015 in accordance with the terms of the indenture governing such 8.625% Senior Notes.

The redemption of the 8.625% Senior Notes is subject to a number of conditions that may be waived or changed. The Notes Offering and the Common Stock Offering are not conditioned on the closing of the redemption of the 8.625% Senior Notes, and the Company cannot assure you that it will redeem the 8.625% Senior Notes on the terms provided in this current report or at all. The statements of intent in this current report with respect to the redemption of the 8.625% Senior Notes do not constitute a notice of redemption under the agreements governing these notes.

Statements in this report that are not historical facts, including but not limited to those related to the tender offer and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include risks and uncertainties, including, but not limited to, those relating to satisfaction of closing conditions for the tender offer or the conditional notice of redemption, market conditions, the ability to complete offerings, the worldwide economic downturn, availability of financing, our dependence on our exploratory drilling activities, the volatility of and changes in oil and gas prices, the need to replace reserves depleted by production, operating risks of oil and gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, results, delays and uncertainties that may be encountered in drilling, development or production, interpretations and impact of oil and gas reserve estimation and disclosure requirements, activities and approvals of our partners and parties with whom we have alliances, technological changes, capital requirements, the timing and amount of borrowing base determinations (including determinations by lenders) and availability under our revolving credit facility, evaluations of us by lenders under our revolving credit facility, the potential impact of government regulations, including current and proposed legislation and regulations related to hydraulic fracturing, oil and natural gas drilling, air emissions and climate change, regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, acquisition risks, availability of equipment and crews, actions by our midstream and other industry partners, weather, actions by lenders, our ability to obtain permits and licenses, the results of audits and assessments, the failure to obtain certain bank and lease consents, the existence and resolution of title defects, new taxes and impact fees, delays, costs and difficulties relating to our joint ventures, actions by joint venture partners, results of exploration activities, the availability and completion of land acquisitions, completion and connection of wells, and other factors described in the Offer to Purchase, the Company’s Form 10-K for the year ended December 31, 2014 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this report will occur on the terms or timing described, or at all.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release announcing commencement of tender offer for senior notes issued by Carrizo Oil & Gas, Inc., on April 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
David L. Pitts
Vice President and Chief Financial Officer

Date: April 14, 2015

Exhibit Index

Exhibit Number	Description

99.1	Press Release announcing commencement of tender offer for senior notes issued by Carrizo Oil & Gas, Inc., on April 14, 2015